Prospectus Supplement No. 6 (to Prospectus dated April 23, 2010)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-162582

ALEXZA PHARMACEUTICALS, INC.

Common Stock

This Prospectus Supplement No. 6 supplements and amends the prospectus dated April 23, 2010 (the “Prospectus”), as supplemented and amended by that certain Prospectus Supplement No. 1 dated October 26, 2010, that certain Prospectus Supplement No. 2 dated March 15, 2011, that certain Prospectus Supplement No. 3 dated December 1, 2011, that certain Prospectus Supplement No. 4 dated May 7, 2013, and that certain Prospectus Supplement No. 5 dated November 22, 2013 (together, the “Supplements”), that forms a part of our Registration Statement on Form S-3 (Registration No. 333-162582), relating to the offer and sale of up to 15,403,324 shares of our common stock (1,540,332 shares after giving effect to the one-for-ten reverse stock split of the Company’s capital stock that became effective on June 12, 2012 (the “Reverse Split”)), which includes up to 7,296,312 shares of our common stock issuable upon the exercise of warrants (729,631.2 shares after giving effect to the Reverse Split), by the selling stockholders listed on page 6 of the Prospectus, as amended by the Supplements, including their donees, pledgees, transferees or other successors-in-interest. We will not receive any proceeds from any resale of the shares of common stock being offered by the Prospectus, the Supplements and this prospectus supplement. We will, however, receive the net proceeds of any warrants exercised for cash.

This prospectus supplement should be read in conjunction with the Prospectus and the Supplements. This prospectus supplement updates and supplements the information in the Prospectus and the Supplements. If there is any inconsistency between the information in the Prospectus, the Supplements and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and the Supplements, including any amendments or supplements thereto.

Our common stock is traded on the Nasdaq Capital Market under the trading symbol “ALXA.” On November 13, 2015, the last reported sale price of our common stock was $1.03 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties incorporated by reference into the Prospectus under the heading “Risk Factors” contained on page 4 of the Prospectus, and under similar headings in the other documents that are filed after the date of the Prospectus and incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of the Prospectus, the Supplements or this prospectus supplement. Any representation to the contrary is a criminal offense.

We are filing this prospectus supplement to reflect (1) the transfer by Conus Special Opportunities L.L.C. of a warrant and the 19,610.894 shares of common stock registered for such entity that are issuable upon exercise of such warrant, pursuant to the Prospectus, effective June 30, 2014, to Conus Capital L.L.C. in the amounts set forth below, (2) the transfer by Summer Street Life Sciences Hedge Fund Investors LLC of a warrant and the 11,159.940 shares of common stock registered for such entity that are issuable upon exercise of such warrant, pursuant to the Prospectus, effective July 31, 2014, to OrbiMed Partners Master Fund Limited in the amounts set forth below, (3) the change in entity name from Caduceus Capital Master Fund Limited to OrbiMed Partners Master Fund Limited, (4) the change in entity name from Caduceus Capital II, L.P. to OrbiMed Partners II, L.P, (5) the transfer by The Conus Fund Offshore Master Fund Limited of a warrant and the 3,086.983 shares of common stock registered for such entity that are issuable upon exercise of such warrant, pursuant to the Prospectus, effective October 15, 2015, to Francis A. Mlynarczyk, Jr. in the amounts set forth below and (6) the transfer by The Conus Fund, L.P. of a warrant and the 14,201.923 shares of common stock registered for such entity that are issuable upon exercise of such warrant, pursuant to the Prospectus, effective October 15, 2015, to Francis A. Mlynarczyk, Jr. in the amounts set forth below. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Stockholders” on page 6 of the Prospectus, as amended and supplemented by the Supplements, other than to update the ownership information for the entities listed in the table below to reflect information provided to us by such entities as of the dates set forth in the footnotes to such table, which, as so amended and supplemented, we refer to herein as the Selling Stockholder Table. The numbers of shares set forth in the amendments and supplements to the Selling Stockholder Table contained in this prospectus supplement represent shares of the Company’s common stock after giving effect to the Reverse Split.

The Selling Stockholder Table is hereby amended and supplemented by (i) deleting the reference therein to “Conus Special Opportunities L.L.C.” and the shares held by such entity, (ii) adding the selling stockholder “Conus Capital L.L.C.” identified in the table below, (iii) amending the reference therein to “The Conus Funds Total” to read in its entirety as set forth in the table below, (iv) deleting the reference therein to “Summer Street Life Sciences Hedge Fund Investors LLC” and the shares held by such entity, (v) adding the selling stockholder “OrbiMed Partners Master Fund Limited” identified in the table below, (iv) deleting the reference therein to “Caduceus Capital Master Fund Limited” and the shares held by such entity, (v) deleting the reference therein to “Caduceus Capital II, L.P.” and the shares held by such entity, (vi) adding the selling stockholder “OrbiMed Partners II, L.P.” to read in its entirety as set forth in the table below, (vii) deleting the reference therein to “Other Entities Affiliated with OrbiMed Advisors” and the shares held by such entity (viii) amending the reference therein to “OrbiMed Advisors Total” to read in its entirety as set forth in the table below, (ix) deleting the reference therein to “The Conus Fund Offshore Master Fund Limited” and the shares held by such entity, (x) deleting the reference therein to “The Conus Fund, L.P.” and the shares held by such entity, (xi) adding the selling stockholder “Francis A. Mlynarczyk, Jr.” identified in the table below, (xii) deleting the references therein to “The Conus Fund” and “The Conus Funds Total”, (xiii) amending footnotes (13), (14), (17) and (18) to read in their entirety as set forth in the table below, (xiv) adding footnote (15) to read in its entirety as set forth in the table below and (xv) deleting footnote (19) in its entirety. For purposes of this prospectus supplement, the applicable percentage of ownership in the table below for each selling stockholder is based upon (x) an aggregate of 19,577,729 shares of our common stock issued and outstanding as of November 13, 2015 and (y) the shares of common stock issuable to such selling stockholder upon exercise of the warrants held by such selling stockholder.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before the Offering	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage Ownership After Offering
Conus Capital L.L.C. (13) (14)	19,610.894	19,610.894	—	*
Francis A. Mylnarczrk, Jr. (15)	17,288.906	17,288.906	—	*
OrbiMed Advisors (17) (18)
OrbiMed Partners Master Fund Limited	44,459.760	44,459.760	—	*
OrbiMed Partners II, L.P	22,499.879	22,499.879	—	*
OrbiMed Advisors Total	66,959.640	66,959.640	—	*

*	Less than 1%.

(13)	Conus Partners Inc. (“Conus Partners”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by Conus Capital L.L.C. Andrew Zacks is the principal and managing director of Conus Partners.
(14)	Ownership is based upon information provided by the selling stockholder on June 30, 2014.
(15)	Ownership is based upon information provided by the selling stockholder on October 27, 2015.
(17)	OrbiMed Advisors LLC and OrbiMed Capital LLC share the investment advisory responsibility on behalf of the OrbiMed entities identified in this table. OrbiMed Advisors LLC (“OALLC”) serves as the general partner to OrbiMed Partners II, L.P. OrbiMed Capital LLC (“OCLLC”) serves as the investment adviser to OrbiMed Partners Master Fund Limited. Samuel D. Isaly is the managing member of both OALLC and OCLLC, and is deemed to have investment and voting control of OALLC and OCLLC. OALLC, OCLLC and Mr. Isaly disclaim beneficial ownership of the securities owned other than through their pecuniary interest in the underlying entities.
(18)	Ownership is based upon information provided by the selling stockholders on August 29, 2014.

The date of this prospectus supplement is November 17, 2015